Exhibit 10.14

SIMWON AMERICA CORP. GENERAL TERMS AND CONDITIONS
FOR PROTOTYPE AND PRODUCTION PARTS AND SERVICES1

These General Terms and Conditions for Prototype and Production Parts and Services (the “GTC”) are entered into as of July 1, 2018 (the “Effective Date”) by and between Simwon America Corp., with offices at 400 D’Arcy Parkway, Lathrop, CA, 95330 (“MSU”), and Simwon Tech Inc., a corporation with offices at 22F, B-dong, Kumkang Penterium IT Tower, 282, Hagui-ro, Dongan-gu, Anyang-si, Gyeonggi-do, Republic of Korea (“Supplier”). MSU and Supplier are each a “Party” and collectively are the “Parties”.

WHEREAS, MSU designs and manufactures electric vehicles and electric powertrain components and subassemblies;

WHEREAS, Supplier develops and/or manufactures certain goods and provides certain related services; and

WHEREAS Supplier desires to supply to MSU, and MSU desires to procure from Supplier, certain goods and/or services;

NOW, THEREFORE, MSU and Supplier agree as follows:

1	ORDERS; ACCEPTANCE AND CANCELLATION OF ORDERS, PRODUCTION ORDERS AND RELEASES[2]

1.1. General. Each Spot Order constitutes an offer by MSU to purchase the Goods and/or Services specified in such Spot Order on a “spot buy” basis and are subject to acceptance or rejection by Supplier. Production Orders specify the agreed price and overall estimate of MSU’s expected needs for the period stated and are provided for Supplier’s planning purposes only. Supplier agrees to provide up to the total quantities specified in the Production Order for the period stated. Releases are issued against Production Orders and are binding on Supplier.

1.2. Supplier’s Acceptance of a Spot Order. Supplier shall have accepted a Spot Order upon the earliest of the following occurrences: (i) Supplier commences work to provide the Goods or Services specified in a Spot Order, (ii) Supplier submits an invoice conforming to the terms of a Spot Order, (iii) Supplier submits an advance shipment notification or other evidence that Supplier is intending to supply the Goods or Services specified in a Spot Order, (iv) Supplier provides written acceptance of a Spot Order (which may be via electronic means), or (v) if Supplier fails to object to a Spot Order within five (5) business days after MSU sends its offer.

1.3. Supplier’s Rejection of a Spot Order. If Supplier cannot accept a Spot Order, Supplier must notify MSU and propose alternative terms acceptable to Supplier. If any of Supplier’s proposed terms are acceptable to MSU, MSU will issue a revised Spot Order containing such acceptable alternative terms. EACH OF MSU’S SPOT ORDERS EXPRESSLY LIMIT ACCEPTANCE TO THE TERMS OF EACH SUCH SPOT ORDER AND ANY ADDITIONAL OR DIFFERENT TERMS CONTAINED IN SUPPLIER’S FORMS OR OTHERWISE PRESENTED BY SUPPLIER ARE REJECTED UNLESS EXPRESSLY AGREED UPON BY MSU IN A REVISED SPOT ORDER. THIS GTC SHALL SERVE AS NOTICE OF MSU’S OBJECTIONS TO SUPPLIER’S ADDITIONAL OR DIFFERENT TERMS EXCEPT TO THE EXTENT SUCH TERMS ARE CONTAINED IN A REVISED SPOT ORDER ISSUED BY MSU.

[1]	These are MSU’s General Terms and Conditions and reflect MSU’s procurement procedures. These GTCs are required to be entered into by all of MSU’s production parts suppliers. MSU regularly reviews these GTCs and has tried to create a fair and balanced agreement based on customer feedback and industry accepted positions. MSU cannot significantly tailor its procurement arrangements and terms and conditions to one supplier. Suppliers entering into these GTCs are required to use MSU’s Electronic Data Interchange System.
[2]	MSU’s purchasing arrangement is as follows. Spot Orders are single or “spot” buys. Production Orders establish pricing and estimated overall volumes and are binding on Supplier. Releases are issued against Production Orders.

1.4. Exploratory Development. Supplier and MSU may work together to explore the feasibility of new Goods or versions of Goods that MSU would consider purchasing for use in its production products. If no Spot Order for such work has been issued, Supplier’s commencement of such work shall be deemed acceptance of MSU’s offer to engage in exploratory work at each Party’s own expense.

1.5. MSU’s Right to Cancel Spot Orders, Production Orders or Releases. MSU may cancel all or part of any Spot Order, Production Order or Release at any time, subject to the obligations set forth in this Section 1. Upon such cancellation, Supplier will cease all Services as directed by MSU, incur no further costs, and protect all property in which MSU has or may acquire an interest.

1.6. Cancellation of Spot Orders by MSU. For canceled Spot Orders, MSU will pay for (i) Goods delivered and/or Services performed before cancellation that comply with the Specifications and other requirements of this Agreement, and (ii) the verifiable cost of raw materials and components that were purchased by Supplier to meet the requirements of the Spot Order and that (a) meet all of the relevant Specifications under the Agreement; (b) were ordered no earlier than the applicable material or component lead times in order to meet the delivery date specified in the Spot Order; and (c) cannot be returned for refund or credit or used for or sold to any of Supplier’s other customers. MSU’s obligations set forth in this Section are MSU’s sole liability in connection with any canceled Spot Order.

1.7. Cancellation of Releases by MSU. MSU may reschedule or cancel all or any portion of any Release at any time upon written notice to Supplier, which may be via an electronic communication including via EDI. MSU’s only obligation regarding cancellation of Releases shall be for MSU to pay for the Goods covered by such Release at the time of cancellation as follows: (i) for up to two weeks of finished inventory at the Production Order price; (ii) up to four weeks of work in process at the cost of materials and labor with standard overhead but no profit; (iii) at MSU’s sole option to finish the work in process and be paid for it the Production Order price and (iv) up to four weeks for non-cancellable non-returnable raw materials and components at Supplier’s purchase cost. All Supplier’s costs must be actual and verifiable.

2.	FORECASTS, RELEASES AND DELIVERY

2.1. Forecasts. MSU will provide to Supplier on a regular basis, but no less frequently than monthly, a rolling forecast of its projected Goods requirements. MSU may vary or cancel any forecasted purchases. Supplier acknowledges and agrees that any forecast is a non-binding estimate, and MSU is not obligated to purchase any quantities specified in a Production Order unless and until MSU delivers to Supplier a Release specifying the quantity of Goods and shipment date. Supplier shall maintain adequate production capacity to meet all quantities indicated in a forecast plus twenty-five percent (25%) up to the Supplier stated maximum capacity as agreed by the Parties.

2.2. Releases. At least two (2) weeks before the date that Goods are required to be shipped to MSU, MSU will issue a Release relating to a Production Order. Upon Supplier’s receipt of the Release, the Release is binding on both parties.

2.3. Timeliness. TIME IS OF THE ESSENCE AS TO THE DELIVERY OF GOODS AND PERFORMANCE OF SERVICES UNDER THE AGREEMENT. Supplier will perform Services and deliver Goods and the components and materials used to produce the Goods to MSU and/or its designees at the times and location(s) specified by MSU or its designees in a Release or Spot Order. MSU shall be permitted to return quantities in excess of MSU’s Releases (or Spot Orders, if no Release exists), at Supplier’s expense. MSU may change the delivery dates or direct temporary suspension of scheduled shipments, neither of which shall entitle Supplier to a modification of the price for Goods or Services covered by the relevant Spot Order or Release.

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2.4. Constraint or Delay. If Supplier has reason to believe its ability to deliver Goods or Services is or will be constrained (including for reasons of quality, labor disputes or otherwise), Supplier shall (i) immediately notify MSU, informing MSU of the cause of the anticipated delay and its plan of action to minimize the delay, and (ii) establish, at its expense, a thirty (30) working day supply of Goods in a neutral warehouse site at a location designated by MSU. Supplier will use its best efforts to resolve the issue promptly. Supplier will confirm all of its oral communications immediately in writing. In addition, during the delay, Supplier will fulfill MSU’s Releases and Spot Orders before fulfilling orders of other customers to the extent such other customer’s needs are for the same or similar Goods as ordered by MSU or would require resources that could otherwise be used to fulfill MSU’s Spot Orders and Releases.

2.5. Delivery Terms. Unless otherwise stated in a Release or Spot Order, Goods will be delivered FCA INCOTERMS 2010 (named place). Title and risk of loss transfer to MSU upon delivery to the named place per the agreed Incoterms.

2.6. Packaging and Shipment. Supplier will pack, label and ship Goods in a manner ensuring safe delivery of the Goods in accordance with the agreed method of transport. Supplier will comply with Automotive Industry Action Group (AIAG) standards, applicable federal, state, provincial and local laws and regulations pertaining to product and warning labels and MSU Specifications, meet carrier requirements, and assure delivery free of damage and deterioration. Supplier will additionally provide to MSU the necessary commercial shipping documents, including commercial invoice, packing list, final packaged pallet dimensions, weights, customs documents, regulatory clearance certificates and any other relevant documentation, so that the Goods can be imported by MSU without any shipping or customs delays. Supplier failure to provide the appropriate shipping and customs documentation that results on the Goods being delayed or held in transit, at customs warehouses or other places will cause the Goods to become non-conforming and subject to all remedies in Section 7 of this Agreement.

2.7. Hazardous Materials. At MSU’s request, Supplier shall promptly furnish to MSU a Material Safety Data Sheet (MSDS) in the form and format specified by MSU with (i) a list and quantities of all potentially hazardous ingredients in the Goods, and (ii) information concerning any changes in or additions to such ingredients. Before shipping the Goods, Supplier agrees to furnish to MSU sufficient advance warning and notice in writing (including appropriate labels on the Goods, containers and packing) of any hazardous material that is included in any of the Goods, together with such special handling instructions necessary to advise carriers, MSU, and their respective employees how to exercise that measure of care and precaution that will best prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Goods, containers and packing shipped to MSU. If Supplier is required to use returnable packaging, Supplier will clean and maintain all such packaging at its expense.

2.8. Part Traceability. Supplier will use part markings for traceability according to MSU’s Quality Manual but in any case sufficient to track by systems such as bar code or equivalent to identify items such as the manufacturing date, the relevant production lot, shift of production, shipment date and, in the case of certain raw materials, the identifying information of the raw material identifiable source data.

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2.9. Directed Suppliers.

(a) A Spot Order or Production Order may include the designation of one or more third parties that Supplier must use as a sub-supplier of certain parts or services to be used in the manufacture or provision of Goods (each a “Directed Supplier”). Supplier agrees to purchase materials, components and/or Services that meet the required performance and other requirements based on MSU’s instructions, using Directed Suppliers if so directed by MSU and at the lowest available cost for such materials, components and/or Services. Supplier further agrees to purchase such materials, components and/or Services from Directed Suppliers in a reasonable quantity to protect lead time requirements and volume discounts (if and to the extent applicable). Designation of a Directed Supplier does not relieve Supplier of any of its obligations under this Agreement, including its warranty obligations under Section 6 for the integration of the parts or services obtained from the Directed Supplier into the Goods. Supplier will be solely responsible for managing Directed Suppliers in all respects. Supplier and Directed Supplier will be in privity of contract only with one another, and not with MSU, for such supply of Goods and MSU will have no obligations to Supplier or a Directed Supplier with respect the supply contract between them.

However, if there is any conflict raised between Supplier and Directed Supplier, MSU will provide assistance to resolve the conflict with the understanding that Supplier is ultimately in privity of contract and responsible for managing the Directed Supplier.

(b) RASIC. If a Directed Supplier is designated, the Parties may enter into a RASIC in a form reasonably acceptable to the Parties and Directed Supplier.

2.10. Consigned Inventory. MSU may, from time to time, pay directly for certain purchased materials or components for use by Supplier in the production of Goods (“Consigned Inventory”). Supplier will manage the procurement of such Consigned Inventory as per its obligations under this Agreement, except for the payment of the materials or components. Supplier will clearly identify all MSU Consigned Inventory as property of MSU and provide, upon reasonable request, an inventory count of all Consigned Inventory and for such Consigned Inventory provide to MSU weekly reports for scrap, damaged in transit, and yield of such Consigned Inventory.

2.11. Spot Order and Release Disclaimer. MSU MAKES NO WARRANTIES AS TO THE QUANTITIES OF GOODS IT WILL ORDER UNDER THIS AGREEMENT.

3.	DEVELOPMENT GOODS

3.1. General. Supplier will develop and deliver Development Goods in accordance with the Specifications, the relevant Statement of Work (if any), a Spot Order, Production Order or Release and other terms of this Agreement. Supplier will meet the Development Schedule or promptly notify MSU if it believes it will not be able to meet the Development Schedule and procure all necessary supplies, materials, parts and components for developing and later manufacturing the Development Goods. If Supplier fails to meet any specified milestone specified the Development Schedule, Supplier must provide assurances satisfactory to MSU that Supplier will complete the development by the specified release date specified in the Development Schedule and MSU and Supplier will negotiate a revised milestone schedule.

3.2. Termination Rights. MSU may terminate this Agreement if Supplier does not complete a milestone or have in place a remedial plan that is mutually agreed upon by the Parties within thirty (30) days after the time specified in the development schedule. Upon termination, Supplier will promptly refund to MSU any monies paid by MSU for Development Goods that MSU has not accepted, except in the case of Supplier’s excused non-performance under Section 15 (Force Majeure), pro-rated based on the percentage of responsibility for such delay.

3.3. Inspection and Testing. Development Goods will be subject to MSU inspection, test and acceptance or rejection upon delivery. MSU may reject any Development Goods that do not comply with the Specifications and Development Schedule. If MSU requests, Supplier will assist MSU with testing the Development Goods without charge to validate compliance with agreed Specifications. Upon rejection of a Development Good, Supplier will promptly correct any failure to comply with the Specifications and re-deliver the Development Good to MSU as soon as is practicable, or such other time period agreed upon by MSU in writing. MSU will accept or reject the redelivery in accordance with the foregoing procedure, which will be repeated until MSU either accepts or cancels the Development Goods. Payment of Supplier invoices will not be deemed acceptance of Development Goods.

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3.4. Costs. MSU will have no obligation to purchase or pay for any Development Goods or related Services except as set forth in the applicable Spot Order, Production Order or Release and subject to the cancellation liability as set forth in Section 1.6.

3.5. No Obligation. Provision by Supplier of any Development Goods or related Services does not obligate MSU to purchase any Goods from Supplier.

4.	SERVICE AND SUPPORT

4.1. Service Period. Supplier will sell Goods and the components and materials used to produce the Goods to MSU and/or its designees and deliver such Goods to the location(s) specified by MSU for fifteen years following the end of the Production Period (“Service Period”). Prices for the initial 5 years of the Service Period will be the same as the prices in effect at the end of the Production Period plus costs actually incurred for special packaging and freight less any amortization.

4.2. Component Pricing. If the Goods are systems or modules, Supplier will sell the components or parts that comprise the system or module at price(s) that are no greater than Supplier’s actual production or acquisition cost of such components or materials and shall not, in the aggregate, exceed the price of the system or module less assembly costs. Prices for the remainder of MSU’s service needs will be no greater than the last price stated in the Spot Order or Production Order plus or minus (i) any changes in the cost of materials since model build, plus (ii) a volume adjustment reflecting the actual increase in the cost per unit of producing fewer units, plus (iii) a set-up charge reflecting the actual cost of preparation for the production run, plus (iv) any additional costs actually incurred for special packaging. All of the foregoing components of the price will be documented to MSU’s reasonable satisfaction. When requested by MSU, Supplier shall make service literature and other materials available at no additional charge to support MSU’s service part sales activities.

4.3. Equipment and Tooling. Supplier agrees to maintain the Equipment and Tooling and an adequate stock of components and materials required to produce the Goods required throughout the Service Period.

5.	QUALITY

5.1. Compliance Requirements. Supplier will, and will cause its subcontractors and suppliers to comply in all respects with MSU’s Specifications, quality requirements and procedures as amended or updated from time to time and as incorporated by reference in this Agreement including (a) the MSU Supplier Quality Manual, (b) the Global Automotive Declarable Substance List (“GADSL”), European Union Restriction on the use of Certain Hazardous Substances, Directive 002/95/EC (“RoHS”); (c) California Transparency in Supply Chains Act; (d) Section 1502 of the Dodd Frank Wall Street Reform and Consumer Protection Act (commonly referred to as the “conflict minerals provision”), (e) The Automotive Industry Action Group (“AIAG”) standards and (f) shall support any requirement by MSU to fulfill International Material Data System (“IMDS”) obligations.

5.2. PPAP. Supplier agrees to comply with all requirements of the industry-standard Production Part Approval Processes (“PPAP”) for all Goods provided under the Agreement. To the extent a conflict exists between any part of PPAP, the requirements and standards referenced in this Agreement, the provisions that require higher quality standards shall control. Supplier is required to submit a level three PPAP unless otherwise approved in writing by MSU. For new Goods or changes to Goods, PPAP submission and re- approval may be waived by MSU at its sole discretion. Goods may not ship from the Supplier’s facility until PPAP approval from MSU is granted or written authorization given. Supplier is responsible for all costs incurred by MSU or for any Goods shipped that do not conform to this Section.

5.3. Continuing Quality Improvement. Supplier will continuously work to improve the quality of the Goods and Supplier’s manufacturing and logistics processes and will meet with MSU as reasonably requested, to review its quality improvement efforts.

5.4. Defects Allowed. Supplier will strive for zero errors and defects on delivered Goods to MSU; maintain quality systems and standards so that Supplier at all times meets the metrics and criteria defined in the Supplier Scorecard section of the MSU Supplier Quality Manual. Supplier will be evaluated on a regular basis on such Supplier Scorecard criteria after the start of production of the Goods. Supplier will be considered in material default of this Agreement if Supplier has a Supplier Scorecard score in the lowest tier of MSU suppliers for six consecutive months and Supplier has not submitted a remedial plan acceptable to MSU, and in such case MSU may terminate this Agreement with respect to a specific Good or the entire Agreement upon written notice effective on a date specified by MSU and without liability.

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5.5. Changes. Supplier will not make any changes to the Goods or Services including materials, processes, manufacturing facility tooling, packaging, sub-suppliers, manufacturing line location or other Specifications without prior written authorization from MSU and supplier will follow the PPAP requirements of Section 5.2 above. MSU may change the Goods or Services at any time upon notice per this Section. If such changes will result in additional costs or schedule changes, Supplier shall immediately notify MSU and include the basis for such determination. Failure to notify MSU within five (5) business days will be deemed a waiver of any additional costs or changes to the schedule. Supplier agrees to negotiate in good faith with MSU Purchasing any increase or decrease in price. Material shipped after a change has been approved must follow the material packaging specifications outlined in the Break Point Section of the MSU Supplier Quality Manual.

5.6. Inspection. At any time, MSU may, but shall not be required to test and inspect or require Supplier to test and inspect Goods in accordance with MSU’s Specifications and requirements and may inspect or cause a third party to inspect Supplier’s or any sub-Supplier’s facilities to determine compliance with Specifications and terms of the Agreement. Neither test, inspection or payment of invoices will be deemed acceptance of Goods. MSU will notify Supplier orally or in writing of any non-conformity as soon as practicable after MSU discovers it. Any notification of non-conforming Goods to Supplier constitutes a formal recordable report in Supplier’s Scorecard metrics. In the event a defective part or parts are identified by MSU, then MSU may choose to instigate additional incoming inspection or containment actions MSU may choose to conduct containment actions in-house or utilize a 3rd party provider or allow the supplier to conduct such containment actions at the place where Goods have been contained.

5.7. Supplier Rework. Supplier will be permitted to rework non-conforming Goods provided that: (i) the rework process, either offline or online, is captured in the most recent MSU approved PPAP control plan and process flow; or if a rework process is not captured and approved in the most recent MSU approved PPAP control plan and process flow, Supplier must obtain written permission from MSU for the rework via the process outlined in the MSU Supplier Quality Manual; (ii) Supplier can perform the remedial work without disruption to MSU or violating any of MSU’s obligations; (iii) the remedial work will not increase the cost to MSU; and (iv) the remedial work can be performed by the date set forth in the applicable Release, or other deadline set by MSU.

6.	WARRANTY

6.1. General Warranties. Supplier represents and warrants to MSU that:

(a) it is a corporation duly organized, validly existing and in good standing in the jurisdiction of its incorporation;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c) it has the full right, corporate power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement;

(d) Supplier has not and will not for the term of the Agreement be listed on the U.S. Excluded Parties List, or be subjected to any law, executive order, embargo, sanction or otherwise limited in its transactions with MSU, or be debarred, suspended, excluded or disqualified from doing business with the United States Government; and

(e) Supplier has not been subjected to investigation or sanction for bribery or money laundering.

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6.2. Product Warranties. Supplier, on behalf of itself and its suppliers, including any Directed Suppliers, represents and warrants to MSU that the Goods, Development Goods, Tooling and Services subject to this Agreement:

(a) will be new and conform to all Specifications and quality standards that have been furnished, specified or approved by MSU;

(b) will conform to all applicable laws and Governmental Requirements, including the National Traffic and Motor Vehicle Safety Act (of the United States), motor vehicle safety standards, European Union Directive 2000/53/EC (End of Life Vehicles);

(c) will be merchantable;

(d) will be of good material and workmanship and free from defect;

(e) will conform to and operate in accordance with the applicable Specifications;

(f) will be fit and sufficient for any use that is compatible with the description, purpose and Specifications for the Goods;

(g) will be fit and sufficient for the purposes intended by MSU, including any specified performance in the component, subsystem, system, or location within the vehicle;

(h) will be free and clear of any liens and encumbrances and will not infringe any Intellectual Property Right of any third party;

(i) will be free of malware and any malicious code or any code that causes a MSU product to interoperate in an unintended manner;

(j) will not cause any software or technology contained within or offered by MSU with a MSU product to become subject to any license obligations or other Intellectual Property Rights or restrictions of any third party, including any obligations that require attribution or that such software be licensed for the purpose of making derivative works or be redistributed in source code form or free of charge.

6.3. Future Performance; Non-Exhaustive. All representations and warranties of Supplier extend to future performance and are in addition to any other warranties whether express or implied by law or in equity or otherwise made by Supplier. MSU’s approval of any design, drawing, material, process or specification will not relieve Supplier of any representation or warranty. Supplier’s warranties shall apply regardless of whether the Goods are produced in whole or in part by Supplier. Supplier’s representations and warranties are not modified, waived or discharged by delivery, inspection, test acceptance or payment of or for the Goods.

6.4. Goods Warranty Period. Unless otherwise explicitly agreed by the Parties in writing, the warranties provided by Supplier to MSU for the Goods will begin on the date of MSU’s delivery to the end customer and end on the later of (a) the date of expiration of any warranty period provided under applicable law or Government Requirement for the Goods, (b) four (4) years or, if earlier, upon 50,000 miles of recorded driving; provided, that the expiration of the warranty period for powertrain and battery components will occur eight (8) years after a vehicle is placed in service by a purchaser or, if earlier, upon 100,000 miles of recorded driving or (c) the expiration of any specific warranty period or performance standard provided in any document or incorporated by reference into this Agreement, including in Specifications or quality standards; provided that the warranty of noninfringement of third party Intellectual Property Rights shall begin on the date Supplier sells or otherwise transfers possession of the Goods, Development Goods, Tooling or Services to MSU, and continue for their usage life after the Goods in the vehicle, Development Goods, or any items made by or including the Tooling or Services, are sold, leased or otherwise transferred from MSU to a purchaser.

6.5. Services Warranties. Supplier represents and warrants that Supplier will perform all of its obligations in a professional and workmanlike manner, using personnel of required skill, experience and qualifications, in accordance with all Government Requirements and best industry standards and shall devote adequate resources to meet its obligations under this Agreement;

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6.6. Rejection of Goods. If after consultation with Supplier, MSU determines that remedial work cannot be performed in accordance with Section 5.7 (Supplier Rework), MSU may: (i) reject and return any non- conforming Goods to Supplier at Supplier’s expense, (ii) have the Spot Order and/or Release be reduced by the number of Goods rejected by MSU, (iii) require Supplier to deliver conforming Goods as soon as possible but no later than 24 hours of receipt of a Spot Order or Release for replacement parts, (iv) retain and remediate or require Supplier to perform the remedial work at a location specified by MSU at Supplier’s expense, or (v) procure Goods from an alternative supplier and charge back to Supplier the difference in price for such Goods.

6.7. Supplier Notice; Corrective Action. Supplier must immediately notify MSU when Supplier has reason to believe that the Goods or any component, material, design or defect in the Goods may cause harm to persons or property or fails to comply with the Specifications or any other requirement in the Agreement. Upon such realization, Supplier will take the following corrective actions (each a “Corrective Action” and collectively, “Corrective Actions”), in addition to any other obligations required under the Agreement: (i) promptly investigate and identify the root cause of the issue; (ii) develop and implement a corrective action plan and process for avoiding future occurrences of the problem; (iii) report at regular intervals Supplier’s progress in completing the foregoing, and promptly and completely responding to MSU’s inquiries and requests for information; (iv) resume production with corrective actions in place; and (v) provide written recommendations for future improvements regarding the issue(s).

6.8. MSU Corrective Actions. MSU may initiate a Corrective Action or Field Service Action in response to a Government Requirement (either mandatory or voluntary), or on its own for customer satisfaction, actual or potential non-conformance of Goods or other reasons independent of any Government Requirement or action. MSU shall notify Supplier before the Field Service Action if it is reasonably practicable to do so, and its expectation of Supplier cooperation in completing the Field Service Action.

7.	REMEDIES

7.1. Failure to Deliver Goods. If Supplier is unable to supply the agreed quantities of Goods by the agreed delivery dates, MSU may: (i) cancel all or a portion of a Spot Order or Release without liability and return rejected Goods at Supplier’s cost; or (ii) require Supplier to deliver Goods using expedited delivery methods necessary to meet delivery schedules set forth in Releases (in which case all costs and expenses of such expedited delivery shall be at Supplier’s sole expense unless the delay or expense was solely the result of MSU’s negligence and Supplier provides MSU with notice of any claim against MSU within ten (10) days after the occurrence of the alleged negligent action of MSU); or (iii) purchase substitute Goods and alternative Services from other suppliers and hold Supplier liable for the difference between the price of the Goods or Services to have been provided by Supplier and amounts charged for the substitute performance, including charges for shipping, insurance, handling and taxes.

7.2. Non-Conforming Goods Costs. Supplier shall be liable for all costs and expenses arising in connection with any non-conforming Goods.

7.3. Field Service Action. Supplier shall be liable for all costs of any Field Service Action or Corrective Action to the extent attributable to Supplier. If MSU has agreed with a government agency to provide an extended warranty, customer incentives to increase the rate of completion of Field Service Actions, or to take other actions as part of a Field Service Action, Supplier’s liability will include such costs and expenses of these actions.

7.4. Other Remedies. Without limiting the foregoing, should any Goods fail to conform to the warranties set forth in Section 6 (Warranty), MSU shall notify Supplier and Supplier shall, if requested by MSU, reimburse MSU for all damages of every kind or nature, subject to Section 11 (Limitation of Liability), including costs, expenses and losses incurred by MSU (i) in inspecting, sorting, repairing or replacing such nonconforming Goods, (ii) resulting from production interruptions (iii) for claims for personal injury (including death) or property damage caused by such nonconforming Goods and (v) if requested by MSU, Supplier will enter into a separate agreement for the administration or processing of warranty chargebacks for nonconforming Goods.

7.5. Remedies Non-Exhaustive. MSU’s remedies set forth in this Section 7 are in addition to any other obligations of Supplier and any other rights of MSU provided at law, in equity or in this Agreement.

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8.	PAYMENT

8.1. Price; Payment Terms. MSU will pay Supplier for Goods, Development Goods and Services as provided in this Agreement. Prices shall be as referenced in a Spot Order or Production Order and are inclusive of storage, handling, packaging, labeling, consumables and all other expenses and charges unless otherwise agreed or stated. Any charge for non-returnable packaging will be deducted from the purchase price if MSU elects to use returnable packaging. Unless otherwise agreed in writing by MSU, all payments of undisputed invoices are due Net 60days from the date of invoice. If Supplier reduces its prices to others for the same or similar Goods or Services during the term of a Spot Order, Supplier will reduce the prices to MSU for such Goods or Services correspondingly.

8.2. Invoices. Supplier may invoice MSU upon transfer of title to Goods to MSU and MSU’s acceptance of the Goods and/or Services. All invoices will be issued in the currency matching the Spot Order or Production Order. Supplier will provide supporting documentation to MSU for any disputed invoice within ten (10) business days after receiving MSU’s request for such information. If an invoice correction is warranted, MSU will pay the corrected amount within forty-five (45) days after receipt of the corrected invoice, or if the correction is reflected on the next regular invoice, within sixty (60) days after the date of that invoice. While the Parties work to resolve any invoice dispute, neither Party will be deemed to be in breach of this Agreement, provided that the dispute is in good faith.

8.3. Set Off. Supplier agrees that all its accounts with MSU will be administered on a net settlement basis and that MSU may with notice (i) set off and recoup debits and credits against any of Supplier’s accounts and (ii) deduct or set off Supplier’s claims for money due or to become due from MSU against any claims that MSU has or may have arising out of this or any other transaction between MSU and Supplier.

9.	EQUIPMENT AND TOOLING

9.1. Use and Costs of Tooling. Supplier shall procure, and maintain at its expense, all Equipment and Tooling in accordance with MSU’s Specifications and Supplier’s obligations under the Agreement (including price and schedule). Supplier shall only use Tooling to perform Supplier’s obligations to MSU under the Agreement. Supplier shall invoice MSU only for the actual and verifiable costs of the Tooling. Upon MSU’s request, Supplier shall provide MSU with multiple competitive quotes and upon MSU’s prior written approval, shall purchase or lease Tooling. Unless otherwise provided in the Agreement, MSU shall own all right, title and interest in and to Tooling.

9.2. Tooling Conditions. Supplier shall hold the Tooling as a bailee only and will not permit any lien or encumbrance to be placed upon it, after full payment made by MSU. Supplier shall apply asset tags to all Tooling in accordance with MSU’s Specifications and shall not move Tooling from the location specified by MSU without MSU’s prior written consent. Supplier shall notify MSU of any unusual wear and shall notify MSU in sufficient time to replace Tooling, taking into account the Tooling lead time. Supplier shall insure all Tooling at Supplier’s expense. MSU has the right to the sole unencumbered unqualified possession of MSU Tooling at any time. Immediately upon MSU’s request or termination of this Agreement, Supplier will deliver the MSU Tooling for MSU, FCA Supplier’s facility in good working order. Supplier grants MSU an unconditional right of entry at any time to inspect and/or remove MSU Tooling without liability. MSU shall be entitled to seek temporary or permanent injunctive or other equitable relief to enforce any provision hereof without the necessity of posting a bond or proof of action, injury or damage. If and to the extent that any law could confer or create any lien, right or remedy in favor of Supplier, Supplier irrevocably waives and relinquishes, for itself and its successor and assigns, any such liens, rights and remedies.

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9.3. Option to Purchase Supplier’s Equipment. MSU may purchase Supplier’s Equipment used to produce Goods, for a price equal to the lesser of the unamortized or otherwise expended cost of Supplier’s Equipment as reflected in Supplier’s federal income tax returns or supplier’s cost amortized over five years.

10.	INDEMNIFICATION

10.1. General.

(a) To the full extent permitted by applicable law, Supplier will indemnify, defend and hold harmless MSU, its directors, officers, employees, authorized buyers and distributors, agents, dealers, successors and assigns (“Indemnified Parties”), for all claims, liabilities, fines, penalties, damages, costs and expenses (including attorney fees, settlements, judgments, consequential damages and lost profits) (collectively, “Losses”) incurred by MSU in connection with all claims (including lawsuits, administrative claims, regulatory actions, and other proceedings to recover for personal injury or death, property damage, or economic losses) that are in any way relating to Supplier’s representations, performance or obligations under this Agreement, including claims arising out of any spill, discharge or emission of any hazardous substance caused in whole or in part by Supplier or the Goods, and claims based on Supplier’s breach of warranty and for any violation of applicable Government Requirement (collectively, (“Claims”). Supplier’s obligation to indemnify MSU under this Section will apply regardless of whether the Claim arises in tort, negligence, contract, warranty, product liability, strict liability or otherwise.

(b) If Supplier provides Services to MSU on MSU’s premises, Supplier will examine the premises to determine whether they are safe for such Services and will advise MSU promptly of any situation it deems to be unsafe. Supplier’s employees, contractors and agents will not possess, use, sell or transfer illegal drugs, medically unauthorized drugs or controlled substances, or unauthorized alcohol, and will not be under the influence of alcohol or drugs on MSU’s premises. Supplier shall be exclusively responsible for, shall bear, and shall relieve MSU from liability for all loss, expense, damage or claims resulting from bodily injury, sickness or disease, including death at any time resulting therefrom, sustained by any person or persons, or on account of damage to or destruction of property, including that of MSU, arising out of, or in connection with the performance of work on MSU’s premises except that Supplier shall be not be responsible for or relieve MSU from liability for claims arising from the willful misconduct or the sole negligence of MSU.

(c) Procedures. MSU will give Supplier prompt written notice of any Claim for which indemnification is sought under this Section 10 (Indemnification). Failure to give notice will not diminish Supplier’s obligation under this Section 10 if Supplier has or receives knowledge of the existence of such Claim by any other means or if the failure does not materially prejudice Supplier’s ability to defend the Claim. Supplier may select legal counsel to represent the Indemnified Parties (said counsel to be reasonably satisfactory to MSU) and otherwise control the defense of such Claim. If Supplier elects to control the defense of such Claim, MSU may participate in the defense at its own expense. If Supplier, within a reasonable time after receipt of such notice, fails to defend the Indemnified Parties, MSU may undertake the defense of and compromise or settle the Claim on behalf and at the risk of Supplier. If the Claim is one that cannot by its nature be defended solely by Supplier, then MSU will make available information and assistance as Supplier may reasonably request, at Supplier’s expense. Supplier may not, without the prior written consent of MSU, (a) consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting any Indemnified Party, or (b) consent to the entry of any judgment or enter into any settlement unless such judgment or settlement provides for an unconditional and full release of the Indemnified Parties and does not diminish any of MSU’s rights under the Agreement or result in additional fees or charges to MSU. If Supplier is obligated to defend and indemnify under this Section 10, then MSU may at its option participate in the defense of any claim with its own counsel.

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10.2. Intellectual Property Infringement.

(a) Supplier agrees to defend, hold harmless and indemnify the Indemnified Parties against any Losses resulting from IP Claims of infringement or misappropriation of the Intellectual Property Rights of any third party and resulting damages and expenses (including attorney’s and other professional fees, and litigation costs) arising out of or in connection with use or possession of any Goods or Development Goods or use of the Tooling or the Services. “IP Claims” include lawsuits, governmental agency actions (including but not being limited to U.S. International Trade Commission Section 337 Actions, U.S. Patent and Trademark Office Inter Partes Reviews, German Patent Office nullity actions, trademark office cancellations, etc.), arbitrations, threats and the like, in any country. Such a defense and indemnification by Supplier includes direct and indirect infringement, including if the Goods, Development Goods, Tooling or Services of Supplier constitute only a portion of a patent claim, and this Supplier defense and indemnification shall apply even if Supplier was only making Goods, Development Goods, Tooling or Services in accordance with drawings or specifications supplied by MSU. MSU has the right to reasonably approve or reject Supplier’s choice of attorneys for the defense, Supplier must keep MSU fully informed of all activities in the defense, and MSU has the unilateral right to take over the defense and/or settlement, with Supplier promptly reimbursing MSU for all fees, costs, damages and settlement payments arising therefrom.

(b) If any Goods, Development Goods, Tooling and Services become, or in Supplier’s reasonable opinion are likely to become, the subject of an infringement or misappropriation Claim or IP Claim of a third party, Supplier will promptly notify MSU in writing (the “Infringement Notice”) and, at Supplier’s expense and in addition to indemnifying the Indemnified Parties as provided in this Section 10 (Indemnification) and to the other rights MSU may have under this Agreement: (a) promptly at Supplier’s expense secure the right to continue manufacturing and selling the Goods, Development Goods, Tooling and Services; or (b) if this cannot be accomplished with Commercially Reasonable Efforts, then replace or modify the Goods, Development Goods, Tooling and Services to make them non-infringing or without misappropriation; provided, however, that any such replacement or modification may not degrade the performance or quality of the Goods or disrupt MSU’s business operations. During the foregoing one hundred and eighty (180) -day period of time and unless prohibited by Law, Supplier shall not suspend delivery of the affected Goods and Supplier shall not increase the prices charged therefor as the direct result of such infringement or misappropriation Claim. If Supplier chooses to stop selling any such Goods and Supplier is not otherwise prohibited by Law from selling the Goods, Supplier will be deemed to be in default and MSU may exercise its termination and other rights and remedies.

11.	LIMITATION OF LIABILITY

11.1. Supplier. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, OR AS OTHERWISE STATED IN THIS AGREEMENT, Supplier’s liability for breach of the Agreement shall be limited to direct damages caused by Supplier’s breach, incidental damages incurred by MSU as a result of such breach, other damages that were reasonably foreseeable at the time of the breach as a result of such breach, and costs and expenses incurred by MSU in connection with the foregoing types of damages. This includes the following: (a) costs of containment, sorting, repair, replacement, cover, off-lining of vehicles, rework, delays, additional scrap, internal or third-party sorting, expedited freight, line-down or reduced line speed and plant shutdowns; (b) costs of any recall to the extent related to the Goods; and (c) costs associated with any governmental fine or other penalty to the extent caused by Supplier, by acts or omissions of Supplier, or by any Goods. In no event will Supplier be liable for punitive, remote or speculative damages in connection with any such breach.

11.2. General. Except as otherwise stated in this Agreement, in no event will either party be liable to the other or its subcontractors or suppliers for anticipated profits, interest, penalties or consequential, punitive, multiple, or exemplary damages or liabilities in connection with this Agreement, including failure to realize anticipated production volumes, revenues or savings, unabsorbed overhead, interest on claims, product development and engineering costs, tooling, facilities and equipment rearrangement costs or rental, unamortized capital or depreciation costs, or general administrative burden charges from termination of this Agreement, whether for breach of contract, late payment, property damage, personal injury, illness, or death or otherwise.

11.3. Cumulative Remedies. The rights and remedies of a Party set forth in this Agreement shall be cumulative, and in addition to, all other or further remedies provided at law or in equity.

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12. CONFIDENTIALITY. The Confidentiality Agreement forms part of this Agreement and applies to the existence of this Agreement and all disclosures made in the course of this Agreement. The terms of the Confidentiality Agreement will survive termination of this Agreement for a period of seven (7) years from the date of such termination, notwithstanding any terms in the Confidentiality Agreement providing for its earlier expiration or termination.

13.	TERM AND TERMINATION

13.1. Term. The Agreement will commence on the Effective Date and shall remain in effect until terminated as provided in this Section 13.

13.2. Termination. Supplier acknowledges that, in entering into this Agreement, MSU shall become dependent upon Supplier for the timely development and production of samples and prototypes of the Goods, for the supply of the Goods, and, as a result, for the production by MSU of its products in accordance with the schedules contemplated in this Agreement. Supplier further recognizes that failure to timely and fully perform its obligations hereunder may affect the viability of the manufacturing of the vehicles and that MSU may suffer substantial losses and damages which cannot be measured solely in monetary terms. Supplier, therefore, expressly agrees that MSU shall have the right to compel specific performance of the Agreement by Supplier, or alternatively, to terminate the Agreement for material breach upon written notice to Supplier if Supplier (i) fails to deliver conforming Goods, or perform Services, at the times specified; (ii) fails to perform any other provision hereof and fails to cure or to make an acceptable plan to cure such failure within a period of ten (10) days after receipt of written notice from MSU specifying such failure; (iii) ceases doing business as a going concern or admits in writing its inability to perform its obligations under the Spot Order, Production Order or Release as and when due; (iv) makes an assignment for the benefit of creditors or proceedings in bankruptcy or insolvency are instituted against it; (v) becomes a debtor in a bankruptcy, insolvency or receivership and such action is not dismissed within thirty (30) days of commencement; (vi) fails to provide adequate assurance of performance within three (3) business days of MSU’s request or becomes in MSU’s reasonable judgment unable to timely perform under the Agreement; or (vii) is expropriated or nationalized. In addition, MSU may terminate the Agreement immediately with notice to Supplier if Supplier is in breach of Section 6.1(d) or 6.1(e).

13.3. MSU Property Rights.

(a) MSU has the right to the sole, unencumbered, unqualified, and absolute possession of MSU Property at any time as elected by MSU and Supplier will immediately release to MSU upon request, and MSU may retake immediate possession of MSU Property at any time with or without cause and without payment of any kind unless otherwise provided in a Spot Order. If the Agreement is terminated by MSU, or if MSU reasonably believes that Supplier will be unable to supply quantities of the Goods within the times and in compliance with the Specifications contained in the Agreement, MSU may exercise all rights and remedies available under applicable law and under this Agreement to ensure the timely production and delivery of the Goods, specifically including the right to take immediate possession of all MSU Property and to remove the same from Supplier’s premises or wherever the MSU Property may be located. Supplier shall cooperate with and assist MSU in connection with its exercise of the foregoing rights and shall in no event seek to oppose or interfere with the exercise by MSU of such rights. Upon MSU’s request, with or without termination of this Agreement, Supplier shall assemble MSU’s Property and will release the requested MSU Property to MSU F.O.B. Supplier’s facility (Incoterms 2010), properly packed and marked in accordance with the requirements of MSU’s carrier. Supplier grants to MSU a license over and upon all lands, real estate, buildings, and properties of Supplier, wherever situated, for the limited purpose of ingress, egress, loading, transporting and removing MSU’s Property, and said license shall inure to the benefit of MSU, its agents, employees, representatives, and contractors. Upon termination by MSU for Supplier’s breach of this Agreement, Supplier grants to MSU a non-exclusive, perpetual, irrevocable, royalty-free, fully-paid up, worldwide license under all of Supplier’s and its sub-supplier’s Intellectual Property Rights in such and also to the Supplier Technology, to make, have made, use, sell, offer to sell, import, reproduce, display, perform, distribute, modify, compile, execute, and make derivative works of the Development Goods, Goods, Tooling, Services, and any modified versions or derivatives of any of the foregoing, but such license shall only extend to use for, in connection with or as a component of a MSU-manufactured vehicle. The foregoing license shall be deemed to be a license to “intellectual property rights” for the purposes of the U.S. Bankruptcy Code Section 365(n). Any failure or threatened failure by Supplier to perform its obligations under this Section 13.3 for any reason whatsoever shall entitle MSU to institute and prosecute proceedings in a court of competent jurisdiction to obtain temporary and/or permanent injunctive or other equitable relief to enforce any provision hereof without the necessity of posting bond or proof of action, injury or damage. The foregoing is in addition to Supplier’s other obligations and MSU’s other rights and remedies at law, in equity, and in this Agreement.

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(b) Supplier will have no interest in MSU Property paid for by MSU except as an at-will bailee. As a continuing condition of Supplier’s possession or use of MSU Property and to the maximum extent permitted by Law, Supplier shall ensure that no third party obtains any lien or other right in MSU Property and Supplier hereby waives and relinquishes any lien or other right of retention whatsoever with respect to MSU Property (including mechanic’s liens) and shall cause any third parties that might have any such lien or right to waive and relinquish such lien and right. If and to the extent that any common law or Law should be deemed applicable to MSU Property and should confer upon or create in favor of Supplier any lien, right, or remedy (whether for work performed on or goods produced with or raw materials ordered in connection with MSU Property), Supplier hereby irrevocably waives and relinquishes, for itself and its successors and assigns, any and all such liens, rights, and remedies, agreeing that its rights and remedies are solely as set forth in this GTC. The provisions of this Section 13.3 are a bargained consideration essential to MSU’s agreement and to Supplier’s possession of MSU Property.

13.4. MSU Property Costs. If Supplier fails to assemble and deliver MSU’s Property to MSU upon request, MSU shall be entitled to (a) an immediate court order for possession without notice and without positing a bond; and (b) enter Supplier’s premises with or without legal process and take immediate possession of MSU Property for which MSU has tendered payment. MSU shall be entitled to recover from Supplier all losses, expenses, and damages of every kind and nature, including attorney’s fees and costs and incidental and consequential damages which MSU may suffer as a result of such default or failure by Supplier. In this regard, MSU’s cost incurred in breaking down, packing, moving, and reassembling the MSU Property in order that the MSU Property may be used by MSU or its assignees shall constitute recoverable damages.

13.5. Transition Support.

(a) In order to enable MSU to continue to manufacture the Goods, Supplier shall include in its contracts and orders with its sub-suppliers that such contracts and orders can be assigned to MSU and if requested by MSU, Supplier shall provide all documentation, information and assistance necessary for MSU to transition manufacturing to another supplier. Furthermore, Supplier shall include in its contracts and orders with sub-suppliers the rights of MSU set forth in Section 9.3 (Option to Purchase Supplier’s Equipment) with respect to any MSU Property and any of the sub-supplier’s special tooling and equipment required to assure the continued manufacture and delivery of MSU’s products, and assign such special tooling and equipment to MSU as a third party beneficiary.

(b) if requested by MSU, Supplier will:

(i) Continue production and delivery of all Goods as ordered by MSU, at the prices and terms set forth in the Agreement, without premium or restriction until an alternative supplier has been qualified and commenced production at a rate sufficient to meet MSU’s requirements without delay;

(ii) Provide special overtime production, storage and management of extra inventory of Goods, extraordinary packaging and transportation and other special Services as expressly requested by MSU.

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14.	OBLIGATIONS UPON TERMINATION

14.1. MSU’s Obligations. Upon termination by MSU, MSU will pay to Supplier, in complete and final satisfaction of all liability relating to the Agreement, the following amounts without duplication:

(a) Subject to the terms of the Agreement, (i) the purchase price for all conforming Goods delivered in accordance with Releases and MSU’s notice of termination and (ii) any costs specified in Sections 1.6 and 1.7; and

(b) The reasonable, actual, and incremental costs of transition support requested by MSU, but only if and to the extent that (i) MSU terminated the Agreement for convenience (not for Supplier’s breach or non-performance) or Supplier terminated the Agreement for MSU’s uncured breach, and (ii) MSU has approved the costs in advance.

14.2. Supplier’s Obligations. Upon termination, Supplier will:

(a) Stop all work on the date and to the extent specified by MSU and terminate all orders and subcontracts that relate to the terminated Agreement except to the extent required to provide transition support as set forth in Section 13.5.

(b) To the extent requested by MSU, transfer title and deliver to MSU all MSU Tooling and Equipment, work in process, materials and components that Supplier produced or acquired in accordance with the Agreement;

(c) Verify and settle all claims by subcontractors for actual costs that are rendered unrecoverable due to termination, provided Supplier has taken possession of the materials for which Supplier has settled such claims, and submit all claims resulting from such termination within thirty (30) days after receipt of the termination notice. MSU shall have the right to verify such claims by auditing the relevant records, facilities, work, or materials of Supplier and/or its subcontractors.

(d) Protect all property in which MSU has an interest until MSU provides Supplier with instructions for disposition; and

(e) Provide transition support in accordance with Section 13.5.

15.	FORCE MAJEURE

15.1. No Party will be liable for delay or failure to fulfill its obligations under the Agreement when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control (“Force Majeure”), which may include the following: acts of God, natural disasters, actions by any governmental authority (whether valid or invalid), wars, terrorism, or sabotage, provided the Impacted Party has used commercially reasonable efforts to mitigate against the effects of foreseeable Force Majeure occurrences in advance.

15.2. The Impacted Party shall give notice within two (2) business days of the Force Majeure to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. If the Impacted Party’s failure or delay remains uncured for a period of thirty (30) days following written notice given by it under this Section 15, the other Party may terminate this Agreement upon written notice.

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15.3. In addition, following the declaration of a Force Majeure by Supplier, MSU may, at its option:

(a) purchase Goods from other sources without liability to Supplier; or

(b) require Supplier to provide Goods from other sources in quantities and at a time requested by MSU and at the prices originally agreed for the Goods under the applicable Spot Order or Production Order.

15.4. The rights granted to Supplier with respect to excused delays under this Section 15 are intended to limit Supplier’s rights under theories of force majeure, commercial impracticability, impracticability, or impossibility of performance, or failure of presupposed conditions or otherwise, including any rights arising under Section 2615 or 2616 of the California Com. Code.

15.5. Unless, in its sole discretion, MSU has approved detailed plans for assurance of timely and conforming delivery(ies) in the event of such specific delays, Force Majeure does not include strikes or labor disputes, lockouts, or shortage of labor. If non-performance exceeds a reasonable period justified by the Force Majeure, but in no event more than thirty (30) days, MSU may terminate the Agreement upon notice with no liability.

16. INSURANCE. Supplier will obtain and maintain at its sole cost and expense at least the following types and amounts of insurance coverage: (a) Workers’ Compensation: statutory limits for the state(s) in which the Agreement is to be performed ( or evidence of authority to self-insure); (b) Employer’s Liability: $1,000,000 each accident for bodily injury by accident and $1,000,000 each employee for bodily injury by disease; (c) Commercial General Liability covering liability arising from premises, operations, contractual liability, independent contractors, products liability/completed operations, personal injury and advertising injury, and liability assumed under an insured contract: $5,000,000 each occurrence; (d) Automobile Liability (including owned, non-owned and hired vehicles): $5,000,000 each occurrence; (e) Umbrella/excess insurance on an occurrence basis in excess of the underlying insurance described above with minimum limits of $5,000,000 per occurrence and annual aggregate; (f) electronics errors and omissions coverage that covers claims arising out of design specifications provided by Supplier; and (g) property insurance, all-risk, subject to standard exclusions that covers MSU property while in Supplier’s care, custody or control. Such policies will name MSU as an additional insured thereunder and shall contain endorsements stating that the policies are primary and not excess over or contributory with any other valid, applicable, and collectible insurance in force for MSU. All insurance policies in any way related to a Spot Order and secured and maintained by Supplier will waive all rights of recovery, under subrogation or otherwise, against MSU, its agents, representatives, affiliates, and all tiers of consultants or suppliers engaged by MSU. Supplier will require its subcontractors and suppliers to whatever tier, by appropriate written agreements, to give similar waivers each in favor of all parties enumerated in this Section. Supplier shall furnish to MSU either a certificate showing compliance with these insurance requirements or certified copies of all insurance policies within ten (10) days of MSU’s written request. The certificate will provide that MSU will receive thirty (30) days’ prior written notice from the insurer of any termination, non-renewal, or reduction in the amount or scope of coverage. MSU may require Supplier to furnish evidence of the foregoing insurance but failure to comply with these insurance requirements will not relieve Supplier of its liability and obligation under this Section.

17.	INTELLECTUAL PROPERTY

17.1. Copyrights. No Supplier Technology shall incorporate 3rd party Intellectual Property Rights without prior written consent of MSU. Supplier agrees that all copyrightable work created by Supplier or its third party sub-suppliers that constitute, are included in or are derivations of the Work Product is a “work made for hire” as defined in 17 U.S.C. §101, owned exclusively by MSU or its designee. To the extent that any copyrightable work in the Work Product does not constitute “work made for hire,” Supplier and its sub-suppliers hereby irrevocably assign to MSU or its designee all right, title, interest and Intellectual Property Rights in and to the Work Product. Supplier waives all “moral rights” or rights of droit moral with respect to the Work Product.

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17.2. Inventions and Related Rights. With respect to any Intellectual Property Rights conceived, reduced to practice or improved upon in any manner, in the course of Supplier’s activities under this Agreement (“Inventions”), Supplier and its sub-suppliers hereby assign all rights, title and interest in such Inventions to MSU or its designee, and such Inventions are deemed confidential property of MSU. Supplier shall promptly inform MSU of the Inventions in writing and Supplier shall cooperate with MSU in protecting such Inventions. If a court or governmental agency will not enforce the “work for hire” or assignment provisions of this Intellectual Property Section 17, then Supplier hereby grants to MSU a non-exclusive, irrevocable, royalty-free, perpetual, worldwide license under all Intellectual Property Rights in such Supplier Technology (including all Supplier and sub-supplier Inventions and copyrightable works) to make, have made, use, sell, offer to sell, import, reproduce, display, perform, distribute, modify, compile, execute, and make derivative works of the Development Goods, Goods, and any modified versions or derivatives of any of the foregoing.

17.3. MSU Intellectual Property Rights. Except as necessary to allow Supplier to make and sell the Development Goods, Goods, Tooling and/or Services for MSU, no rights to any MSU Intellectual Property Rights are granted to Supplier, including by of implication, waiver, or estoppel. Supplier will not authorize or permit its employees, contractors, personnel or third parties to decompile, disassemble or in any other way reverse engineer any information or technology in which MSU has any Intellectual Property Rights.

17.4. Supplier Cooperation. Supplier will cooperate fully with MSU and its designees, and will promptly execute any documents reasonably requested by MSU to assign, secure, register or enforce any Intellectual Property Rights MSU has or may have related to this Agreement, and Supplier shall have contracts in place to cause its employees, independent contractors, officers, agents and sub-suppliers to comply with the terms herein.

18.	CUSTOMS

(a) Supplier will promptly notify MSU in writing of material or components used by Supplier to fulfill its obligations under this Agreement that Supplier purchases in a country other than the country in which the Goods are delivered to MSU. Supplier will furnish MSU with any documentation and information necessary to establish the country of origin or to comply with the applicable country’s rules of origin requirements. Supplier will promptly advise MSU of any material or components imported into the country of origin and any duty included in the purchase price of the Goods.

(b) The rights to and benefits of any duty drawback, including rights developed by substitution and rights which may be acquired from Supplier’s suppliers and export credits, to the extent transferable to MSU, are the property of MSU. Supplier will provide all documentation and information and take any necessary steps to drawback any duty, taxes or fees paid to, and to receive export credits from, the government of the country of origin upon exportation of the Goods from such country.

(c) The responsibility for customs duty and customs brokers’ fees will be determined in accordance with the transportation code stated in this Agreement. If MSU is responsible for customs duties, it will be responsible for normal duties only. Supplier will be responsible for any special duties, including marking, anti-dumping and countervailing duties, to the extent permitted under the law of the country of importation. Supplier will provide MSU or the appropriate governmental authority all documentation and information required by law or regulation or otherwise necessary to determine the proper minimum duty to be paid upon the importation of the Goods into any country or to obtain any refunds or drawbacks of duties paid.

(d) Supplier will advise MSU if the importation or exportation of the Goods requires an import or export license. Supplier will assist MSU in obtaining any such license.

(e) Supplier will provide to MSU and the appropriate governmental agency the documentation necessary to determine the admissibility and the effect of entry of the Goods into the country in which the Goods are delivered to MSU. Supplier warrants that the information regarding the import or export of the Goods supplied to MSU is true and correct in every respect and that all sales covered by this Agreement will be made at not less than fair value under the anti-dumping laws of the countries to which the Goods are exported.

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19.	AUDITS, INSPECTION, REPORTS

19.1. Documentation and Reports. Supplier will, at Supplier’s expense, provide MSU with documentation, reports and quotes in the form and format specified by MSU regarding the Development Goods, Goods, and Spot Orders or Production Orders.

19.2. Audit; Inspection. MSU may upon reasonable advance written notice send its authorized representatives to ensure Supplier’s compliance with the terms of the Agreement, including: (i) examine and audit all pertinent documents and materials in the possession or under the control of Supplier relating to any of Supplier’s obligations under this Agreement or any payments requested by Supplier pursuant to this Agreement and (ii) inspect Supplier’s facilities and interview Supplier personnel to ensure compliance with the terms and conditions of this Agreement, including inspection of work in progress or completed Development Goods and Goods, development and manufacturing processes, working conditions, and on-site living conditions, as applicable. Supplier will ensure that Supplier personnel who are knowledgeable of the relevant facilities attend such inspections. Supplier shall maintain all pertinent books and records relating to this Agreement in accordance with generally accepted accounting principles consistently applied, and shall keep the books and records (i) for a period of five years after completion of Services or delivery of Supplies pursuant to the applicable Spot Order or Production Order, or (ii) the maximum period required by applicable law, whichever period is greater.

20. PUBLICITY; USE OF MSU NAME; THIRD PARTY SALES. During and after the term of the Agreement, Supplier must not, without the prior written consent of MSU, in any manner publish the fact that Supplier has furnished or contracted to furnish MSU with Goods and/or Services, or use the name or trademarks of MSU, or its affiliates or their products. Neither Party will have any right or license to use the trademarks, service marks or logos of the other Party for any reason without the other Party’s prior written consent. Supplier will not place its or any third party’s trademark or other designation on the part without written permission from MSU. If the part is specific or proprietary to MSU’s design (“Marked Parts”), Supplier will not sell Marked Parts to third parties without MSU’s prior written consent.

21. TAXES. Supplier shall pay any and all taxes, duties, and import fees, if any, arising before transfer of title of the Goods from Supplier to MSU. MSU shall pay any and all sales, services and use or similar taxes related to the purchase of the Goods arising after the transfer of title of the Goods from Supplier to MSU. Each Party shall cooperate with reasonable requests of the other Party in any efforts to obtain exemption from, or to minimize, any taxes related to the supply and purchase of Goods hereunder.

22. COMPLIANCE WITH LAWS; FORCED LABOR. SUSTAINABILITY

22.1. Compliance with Laws. Supplier, and any Goods or Services supplied by Supplier, shall comply with all applicable laws, rules, regulations, orders, conventions, ordinances, standards and other Government Requirements of the country(ies) of destination, the United States, and any foreign country or political subdivision having jurisdiction over any of Supplier’s activities hereunder, or that relate to the manufacture, labeling, transportation, importation, exportation, taxation, licensing, approval or certification of the Goods or Services, including those relating to environmental matters, wages, hours and conditions of employment, subcontractor selection, discrimination, occupational health/safety and motor vehicle safety. Supplier further represents that (i) neither it nor any of its subcontractors will utilize slave, prisoner or any other form of forced or involuntary labor in the supply of Goods or provision of Services under this Agreement and (ii) it and its subcontractors will comply with all applicable laws regarding employment of underage or child labor and shall not employ children under the age of 16. Without limiting this requirement Supplier agrees that it will not export, re-export, sell, resell or transfer any customer data or any export-controlled commodity, technical data or software (i) in violation of any law, regulation, order, policy or other limitation imposed by the United States (including the U.S. Foreign Corrupt Practices Act and the United States Export Administration regulations) or any other government authority with jurisdiction (including other applicable international anti-corruption laws); (ii) to any country for which an export license or other governmental approval is required at the time of export, without first obtaining all necessary licenses or equivalent or (iii) to any country as to which the United States maintains an embargo or to a national or resident thereof, or to any person or entity on the U.S. Department of Treasury’s List of Specially Designated Nationals or the U.S. Department of Commerce’s Table of Denial Orders. To the extent that Goods will be transported into the United States, Supplier represents that either (a) it is C-TPAT-certified by U.S. Customs & Border Protection, and will maintain that certification throughout the term of the Agreement, or (b) it will comply with the C-TPAT (Customs-Trade Partnership Against Terrorism) security procedures that may be found on the Customs website at www.cbp.gov (or such other website that the C-TPAT security procedures may be moved to by the U.S. Government). At MSU’s request, Supplier shall certify in writing its compliance with the foregoing. Supplier shall indemnify and hold MSU harmless from and against any liability claims, damages, costs, demands or expenses of any kind or nature (including attorney’s or other professional fees) arising from or relating to Supplier’s noncompliance with the terms of this Section 22.

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22.2. Sustainability. MSU and Supplier each acknowledge the importance of maintaining a sustainable supply chain, in which vendors and suppliers at all levels comply in full with all applicable laws (including Section 1502 of the Dodd Frank Act), industry standards, and MSU policies with respect to sustainable labor practices, including robust safety standards and a zero-tolerance policy with respect to child or forced labor (collectively, the “Sustainability Standards”). Accordingly, the Parties agree as follows:

(a) Supplier shall contractually require its suppliers and sub-suppliers to only procure Minerals from facilities that comply with the Sustainability Standards for purposes of production of Goods. “Minerals” means any form of cobalt and/or ‘conflict minerals’ (as that term is used in MSU’s Supplier Code of Conduct).

(b) Promptly after the Effective Date, upon MSU’s request with reasonable notice and no more frequently than once per calendar year, Supplier shall at its expense conduct an audit (each, a “Minerals Audit”) to confirm that its suppliers of Minerals and/or Goods produced with Minerals comply with the Sustainability Standards (collectively, “Minerals Suppliers”). Supplier shall conduct each Minerals Audit in accordance with all applicable industry and audit standards, using an independent third-party audit firm with relevant industry experience, reasonably satisfactory to MSU, at Supplier’s cost. Supplier shall accommodate MSU’s requirements with respect to the scope and methodology of each Minerals Audit, and shall schedule each Minerals Audit to facilitate MSU’s annual compliance reporting. Supplier will provide MSU and its independent auditors with a copy of the report of each Mineral Audit within thirty (30) days after completion of the report. Supplier shall also cooperate with and enable MSU to conduct an independent audit, if requested by MSU.

(c) If and to the extent that a Minerals Audit reveals that any Minerals Supplier has failed to comply with one or more Sustainability Standards, then the Parties shall promptly discuss in good faith and one of the following shall apply:

(i) Supplier shall promptly: (1) cause the affected Minerals Supplier(s) to comply in full with the Sustainability Standards and provide evidence to MSU that the issue is corrected; and/or (2) remove the affected Mineral(s) Supplier(s) from its supply chain for this Agreement and only procure such Mineral(s) from Minerals Supplier(s) that comply in full with the Sustainability Standards; or

(ii) Supplier shall promptly notify MSU in writing that it will not comply with Section 22.2(c)(i) above, and MSU may immediately terminate the affected Spot Orders or Releases for convenience with no liability. In the event of any such termination, the Parties shall comply with Section 14 (Obligations Upon Termination) of this Agreement, but MSU shall have no obligations with respect to any materials, work-in-process, or finished inventory which incorporate any Minerals from the Minerals Supplier(s) that failed to comply with one or more Sustainability Standards.

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23.	MISCELLANEOUS

23.1. Amendment. This Agreement may be amended or modified only by an express writing signed by an authorized representative of each Party.

23.2. Assignment. This Agreement may not be assigned by a Party without the prior written consent of the other Party, and any attempt to do so shall be void; provided, however, that MSU may assign this Agreement to an affiliate or to an acquiring third party in connection with a merger or sale of all or substantially all of MSU’s assets.

23.3. Change of Ownership. Notwithstanding Section 23.2, the validity of this Agreement will not be affected by a change of ownership or change of control of either Party. In the event of a change of ownership or control of a Party, such Party shall provide written notice to the other Party of such event, but the consent of the other Party shall not be required.

23.4. Construction. The section headings in the Agreement are for convenience only and are not to be considered in construing or interpreting the Agreement. The words “will” and “shall” are used in a mandatory, not a permissive, sense, and the word “including” is intended to be exemplary, not exhaustive, and will be deemed followed by “without limitation.” Any requirement to obtain a Party’s consent is a requirement to obtain such consent in each instance.

23.5. Dispute Resolution. If there is a dispute between the Parties arising under this Agreement, the Parties agree to escalate the matter for discussion and resolution by designated members of their senior management teams. If these designated members fail to resolve such dispute within thirty (30) days after their initial discussion, the Parties may mutually agree to resolve such dispute through other informal procedural means, including referral to an independent, neutral third party expert, mediation, arbitration and/or any other procedure(s) upon which the Parties mutually agree. Except in the situation where a Party believes it necessary to pursue immediate injunctive relief, each Party agrees that, before resorting to litigation to resolve any dispute, it will confer in good faith with the other Party to determine whether other procedures that are less expensive or less time consuming can be adopted to resolve the dispute.

23.6. Electronic Communication. Supplier will comply with the method of electronic communications specified by MSU from time to time, including the system used to maintain electronic versions of Specifications and to provide notification of and to track modifications to such Specifications, and requirements for electronic funds transfer, order transmission, electronic signature and communication.

23.7. Entire Agreement. This Agreement, together with all related exhibits and schedules, and all other agreements incorporating this GTC by reference constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all other prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

23.8. Execution. This Agreement may be executed in any number of counterpart originals and may be delivered and signed by electronic means and such electronic copies of this Agreement shall be binding as an original.

23.9. Governing Law. This Agreement will be governed by the laws of the State of California, United States, excluding its rules on the conflict of laws. The Parties hereby consent to exclusive venue and jurisdiction for actions hereunder in the state and federal courts in San Joaquin County, California.

23.10. Order of Precedence. In the event of a conflict between this GTC and any other document that references this GTC, the order of precedence is: (i) the applicable Spot Order or Production Order; (ii) this GTC; and (iii) any other exhibits or attachments to this GTC, including any SOW, except that the terms of this GTC regarding Warranty (Section 6), Confidentiality (Section 12) and Intellectual Property (Section 17) shall prevail over the terms of any other document.

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23.11. Relationship of Parties. Nothing in this Agreement creates a joint venture, partnership, or other form of business association between the Parties.

23.12. Severability. If one or more provisions of this Agreement are held to be unenforceable, then such provision shall be excluded from this Agreement and the balance of the Agreement shall be enforceable in accordance with its terms. Each Party will be entitled to seek equitable relief, including injunction, in order to protect its Confidential Information and other Intellectual Property Rights. The failure of either Party to enforce any right resulting from breach of any provision of this Agreement by the other Party will not be deemed a waiver of any right relating to such breach or any subsequent breach of such provision or of any other right hereunder.

23.13. Subcontracting. Supplier must not subcontract any of its obligations under this Agreement without the prior written consent of MSU. Any consent of MSU will not release Supplier from or limit any of Supplier’s obligations under this Agreement. Supplier warrants and guarantees that all subcontractors’ performances will satisfy all requirements applicable to Supplier under this Agreement.

23.14. Survival. The obligations, covenants, and agreements of Supplier under this Agreement that by their nature are intended to survive the expiration or termination of the Agreement, including those contained in Sections 4 (Service and Support), 5 (Quality), 6 (Warranty), 7 (Remedies), 10 (Indemnification), 11 (Limitation of Liability), 12 (Confidentiality), 13 (Term and Termination), 14 (Obligations Upon Termination), 17 (Intellectual Property), 20 (Audits, Inspection, Reports), 20 (Publicity; Use of MSU Name; Third Party Sales), 22 (Compliance with Laws; Forced Labor), and 23 (Miscellaneous) shall survive the expiration or termination of the Agreement.

By signing below, each Party agrees to be bound by the terms and conditions of this GTC as of the Effective Date referenced above.

Simwon America Corp.		Simwon Tech Inc.

By:	/s/ Young Seok Park	By:
Printed:	Young Seok Park	Printed:
Title:	President	Title:
Date:		Date:

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SCHEDULE 1 - DEFINITIONS

“Affiliate” means with respect to an entity, any other entity or person controlling, controlled by, or under common control with, such entity. For purposes of the Agreement, “control” means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means, collectively, (i) this GTC and (ii) any Spot Order, Production Order, Release, production pricing agreement or other document that incorporates by reference this GTC.

“Claims” has the meaning set forth in Section 10.1.

“Commercially Reasonable Efforts” means taking all such steps and performing in such a manner as a well-managed company would undertake where it was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.

“Confidentiality Agreement” means the then-current standard non-disclosure agreement of MSU or, if applicable, the then-current signed non-disclosure agreement between MSU and Supplier.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Corrective Action” has the meaning set forth in Section 6.7.

“Development Schedule” means the schedule for developing Development Goods, including any related milestones and release date.

“Directed Supplier” has the meaning set forth in Section 2.9.

“Development Goods” means the tangible results of Services performed by Supplier to develop Goods for use in MSU products.

“EDI” means the electronic data interchange system or information management system specified by MSU that facilitates automated communication of information in electronic format between the Parties.

“Equipment” means all capital equipment on which Tooling is used in order to develop, manufacture, test, package, deliver and/or service the Goods and Development Goods.

“Field Service Action” means any recall, service campaign or other service action whether performed by MSU, its authorized distributors, dealers and/or repair providers or Supplier, including actions mandated by Government Requirement.

“Force Majeure” has the meaning set forth in Section 15.1.

“Goods” means the final, integrated products, sub-assemblies, components and materials Supplier provides to MSU.

“Government Requirement” means any law or requirement of a government or governmental agency, including those that apply to new or used vehicles or components or systems or subsystems thereof or for use with a vehicle, including safety, materials, environmental protection, recycling and end of life disposal requirements. A Government Requirement may include specific warranty terms or periods of coverage, Corrective Actions or Field Service Actions required by the government.

“Impacted Party” has the meaning set forth in Section 15.1.

“Indemnified Parties” has the meaning set forth in Section 10.1.

“Intellectual Property Rights” means all current and future rights in copyrights, trade secrets, trademarks, mask works, patents, trade dress, moral rights, industrial design rights, utility models (“petty patents”), know-how and other intellectual property rights, whether unregistered, registered or comprising an application for registration, that may exist anywhere in the world.

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“Losses” has the meaning set forth in Section 10.1.

“MSU Property” means all Property, Tooling and Equipment owned or paid for by MSU.

“MSU Technology” means all Intellectual Property Rights that are incorporated in or related to the design, function, structure, and/or manufacture of the Goods and Development Goods, including any derivative works of any Supplier software made by either Party in connection with the development of the Goods for use in MSU products and documentation, but excluding any Supplier Technology.

“MSU Tooling” means all Tooling owned or paid for by MSU.

“PPAP” has he meaning set forth in Section 5.2.

“Production Order” means a purchase order documenting MSU’s anticipated needs for Goods for use in commercial production of MSU products for a period of time stated in such Production Order, transmitted to Supplier via EDI, e-mail, facsimile or paper format.

“Production Period” means the period during which MSU requires Supplier’s Goods for use in production of MSU products.

“Property” means all supplies, materials, and other property used by Supplier to provide Services or produce, store or transport the Goods or Development Goods under the Agreement.

“RASIC” means the matrix establishing roles and responsibilities in a directed buy arrangement or setting forth the allocation of responsibility, approval, support, information and consultation rights and obligations among the Parties and the Directed Supplier.

“Release” means a written communication issued by MSU or its designee pursuant to a Production Order that identifies a specific quantity of Goods to be delivered by the date specified therein.

“Service Period” has the meaning set forth in Section 4.1.

“Services” means activities undertaken by Supplier in support of the development, manufacture, supply and/or repair of Goods or Development Goods.

“Specifications” means (i) the performance documents, instructions and requirements provided by MSU, including any documents referenced in any bill of materials Production Order or Spot Order, and (ii) drawings, samples or other descriptions provided by Supplier and approved in writing by MSU relating to Goods or Development Goods.

“Spot Order” means a MSU one-time purchase transmitted to Supplier via MSU’s EDI, e-mail, facsimile or delivered to Supplier in a paper format.

“Supplier Technology” means technology that Supplier can demonstrate with corroborated supporting documentation that Supplier owned, created, or discovered without the use of any (a) Confidential Information of MSU, (b) information or technology in which MSU has Intellectual Property Rights, or (c) or was both conceived and entirely reduced to practice prior to Supplier commencing any creative work or engineering for MSU.

“Tooling” means fixtures, gauges, jigs, dies, molds, and patterns, used in connection with the development, manufacturing, testing, packaging, delivery or servicing of the Goods or Development Goods.

“Work Product” means all documents, work product and other materials that are delivered to MSU by Supplier under this Agreement or prepared by or on behalf of Supplier in the course of performing the Services, including all Intellectual Property Rights therein.

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ADDENDUM TO THE GENERAL TERMS AND CONDITIONS

(CUSTOMS DUTY ALLOCATION AND SETTLEMENT MECHANISM)

This Addendum to the General Terms and Conditions (the “Addendum”) is entered into as of [January 1, 2026], by and between:

●	SimwonTech Inc., a corporation organized and existing under the laws of the Republic of Korea (“Supplier”); and

●	Simwon America Corp., a corporation with offices at 400 D’Arcy Parkway, Lathrop, CA, 95330 (“MSU”).

WHEREAS, MSU and Supplier (collectively, the “Parties”) have entered into the General Terms and Conditions for Prototype and Production Parts and Services dated July 1, 2018 (the “GTC”);

WHEREAS, the Parties wish to clarify and implement an intercompany customs duty allocation and settlement mechanism regarding incremental customs duties exceeding the existing baseline;

WHEREAS, this Addendum is intended to clarify and operationalize the customs duty allocation principles set forth in Section 18(c) of the GTC;

NOW, THEREFORE, the Parties agree as follows:

Article 1. Purpose

The purpose of this Addendum is to establish an intercompany customs duty allocation and settlement mechanism regarding incremental customs duties arising from the importation of goods into the United States, effective from January 1, 2026.

Article 2. Allocation Ratio and Annual Cap

1.	Scope of Allocation: The Parties agree to allocate incremental customs duties exceeding the existing baseline customs rates.

2.	Ratio: The incremental Customs Costs shall be allocated between the Supplier and MSU at a ratio of 50:50.

3.	Annual Cap: The Supplier’s allocated amount under this Addendum shall not exceed USD 5,000,000 (Five Million US Dollars) per calendar year.

Article 3. Settlement Procedures

1.	Credit Note: The 50:50 sharing mechanism shall be implemented through the issuance of a Credit Note by the Supplier to MSU.

2.	Documentation: MSU shall provide the Supplier with an itemized statement of Customs Costs paid, supported by official entry summaries (e.g., CBP Form 7501).

3.	Timing of Settlement: The specific timing for the settlement of Customs Costs under this Addendum (e.g., monthly, quarterly, or annually) shall be separately determined through mutual agreement between the Parties.

Article 4. Recovery and Offset

1.	Offsetting: Should MSU receive any duty recovery or refund from the customer or relevant authorities, such amounts shall be reflected in subsequent intercompany settlement adjustments and offset against the Supplier’s allocated amount under this Addendum.

Article 5. Relationship to the GTC

1.	Integration: This Addendum is supplemental to the GTC. All other terms and conditions of the GTC remain in full force and effect.

2.	Precedence: In the event of any conflict between the terms of this Addendum and the GTC, the terms of this Addendum shall prevail solely regarding customs duty cost-sharing.

3.	Dispute Resolution: Any disputes arising out of or in connection with this Addendum, including its interpretation or breach, shall be governed by and resolved in accordance with the dispute resolution and governing law provisions set forth in the GTC.

Article 6. Transfer Pricing Compliance

The Parties acknowledge that this arrangement is based on valid commercial reasons and shall be documented, as appropriate, in their respective transfer pricing files to ensure compliance with the tax laws of both the Republic of Korea and the United States.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the date first written above.

SUPPLIER: SimwonTech Inc.

Name:
Title:

MSU: Simwon America Corp.	By:	Young Seok Park

Name:	Young Seok Park
Title:	President